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                                                                   EXHIBIT 10.26


                                     FORM OF
                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT ("Agreement") entered into this ___ day of ___________, 1998, between and among FirstMerit Corporation, an Ohio corporation ("FirstMerit"), FirstMerit Bank, N.A., a national banking association ("FirstMerit Bank") (collectively sometimes "FirstMerit"), and Charles F. Valentine ("Executive").

                                R E C I T A L S :

         FirstMerit and FirstMerit Bank desire to employ Executive for a period certain, subject, however, to the terms and conditions of this Agreement.

         IN CONSIDERATION OF THE FOREGOING, the mutual covenants contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.       Employment
         ----------

         FirstMerit hereby employs Executive, and Executive hereby accepts employment, according to the terms and conditions set forth in this Agreement and for the period specified in Section 3 of this Agreement.

2.       Duties
         ------

         During the Term (as defined in Section 3), Executive shall serve FirstMerit and FirstMerit Bank as its Executive Vice President of FirstMerit and President of the Construction Financing Division of FirstMerit Bank in accordance with directions from the Chief Executive Officer. During the Employment Period, Executive shall devote Executive's exclusive business time, energies, attention and ability to the business of FirstMerit, and shall faithfully and diligently perform the duties of Executive's employment with FirstMerit and of any office or offices held by Executive in FirstMerit, provided that there shall be no set time or minimum time during which Executive shall perform such services.

         It is understood and agreed that, without prior written approval from the Board of Directors of FirstMerit (the "Board") (which approval shall not be unreasonably withheld to the extent such activities do not materially interfere with Executive's duties), Executive may not engage in any other business activities during the period of Executive's employment by FirstMerit, whether or not for profit or other pecuniary advantage. Notwithstanding the foregoing, (a) nothing contained in this Section 2 shall preclude Executive from any investment or activity that existed at the time of this Agreement, which were disclosed by Executive to FirstMerit and do not materially interfere with


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Executive's duties; (b) Executive may make personal financial investments after the date of this Agreement which do not involve any active participation on Executive's part, (c) Executive may engage in charitable, educational, religious, civic, trade associations and similar types of activities, and (d) Executive may serve on the board of directors of such other entities as may be approved by the Board; provided, however, that any such activities described in item (c) above must be approved in advance by the Board, and any such activities described in items (c) and (d) above (i) must not interfere with the business or the performance of the Executive's duties under this Agreement, and (ii) must not conflict with policies concerning conflicts of interest. Any director's or other fees received by the Executive related to activities described in (a) and
(d) above may be retained by Executive.

3.       Term of Employment
         ------------------

         The term of this Agreement (the "Term") shall commence as of ________________, 1998 (the "Commencement Date"), and shall continue for a period of three (3) years ending at 11:59 pm Cleveland time on _____________, 20__ (the "Expiration Date"), unless this Agreement has been earlier terminated in accordance with the provisions of Section 6 hereof. Following the Expiration Date, Executive's employment status will be "at will."

4.       Compensation
         ------------

         4.1 BASE SALARY. While employed under this Agreement, Executive will receive as his compensation for the performance of his duties and obligations to FirstMerit under this Agreement a base salary of Two Hundred Nineteen Thousand Dollars ($219,000.00) per year, which will be payable in semi-monthly installments, and which will be subject to annual increase by the Compensation Committee as approved by the Board (the base salary, as it may be increased from time to time, is referred to herein as the "Base Salary").

         4.2 BONUS. In addition to the Base Salary, Executive will be eligible to receive with respect to each calendar year a bonus of 40%-70% of Base Salary in accordance with FirstMerit's Incentive Compensation Plan ("ICP"), a copy of which has been delivered to Executive, as it may be amended from time to time. Bonuses will be determined by FirstMerit's Compensation Committee in accordance with the terms of the ICP, subject to approval by the Board, will be calculated based upon the formula for determining bonuses under the ICP that is in effect on the Commencement Date unless the formula for determining bonuses under the ICP that is in effect on the date of determination of the amount of the bonus would produce a bonus of greater amount, and ordinarily will be paid during the first quarter of the year following the year to which the bonus relates.

         4.3 EMPLOYMENT PAYMENT. At the time that Executive accepts employment by executing this Agreement, FirstMerit will pay to Executive in cash the sum of One Hundred Fifty Thousand Dollars ($150,000.00).


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         4.4 WITHHOLDING. All compensation payable to Executive pursuant to this
Section 4 shall be paid net of amounts withheld for federal, state, municipal or local income taxes, Executive's share, if any, of any payroll taxes, and such other federal, state, municipal or local taxes as may be applicable to amounts paid by an employer to its employee or to the employer/employee relationship.

5.       Other Benefits of Employment
         ----------------------------

         5.1      RETIREMENT BENEFITS

                  (A) PENSION PLAN. Executive will participate in the Pension Plan for Employees of FirstMerit Corporation and Subsidiaries (the "Pension Plan"), a copy of the summary plan description of which has been provided to Executive, in accordance with the provisions of the Plan, as amended from time to time.

                  (B) EMPLOYEES' SALARY SAVINGS RETIREMENT PLAN. Executive will be entitled to participate in the FirstMerit Corporation and Subsidiaries Employees' Salary Savings Retirement Plan (the "401(k) Plan"), a copy of the summary plan description of which has been provided to Executive, in accordance with the provisions of the Plan, as amended from time to time.

                  (C) SERP. Executive will participate in the FirstMerit Corporation Executive Supplemental Retirement Plan ("Plan") in accordance with the provisions of the Plan (as may be amended from time to time) and the provisions of the Membership Agreement entered into by FirstMerit and Executive in connection with the Plan (the Plan and Membership Agreement collectively known as the "SERP"). A copy of the SERP has been provided to Executive. The Membership Agreement provides that Executive may receive a lump sum cash payment as his benefit under the SERP in the amount of the greater of (i) the Actuarial Equivalent (as defined in the SERP) of the Monthly Retirement Income (also as defined in the SERP) to which Executive is entitled under the terms of the SERP, or (ii) One Million Four Hundred Twenty Six Thousand Seven Hundred Sixty Nine Dollars ($1,426,769.00), provided in either case that Executive is employed under this Agreement on the Expiration Date. Such amounts payable under the SERP to the Executive, pursuant to the terms of the SERP, shall be reduced by amounts paid to Executive as provided in the SERP.

                  (D) TOP HAT PLAN. Executive will be entitled to participate in the FirstMerit Corporation Unfunded Supplemental Benefits Plan (the "Top Hat Plan"), a copy of which has been provided to Executive, in accordance with the provisions of the Plan, as amended from time to time. Executive's benefits under the Top Hat Plan shall be calculated for all purposes based upon Executive's continuous employment at least through the Expiration Date, unless Executive's employment is terminated prior thereto under circumstances described in Section 6.2.


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         5.2 COMPENSATORY SEVERANCE BENEFIT. In the event that Executive's employment shall terminate for any reason prior to the Expiration Date, FirstMerit shall pay to Executive or his estate in a lump sum in cash, within 25 days after the Termination Date, an amount equal to Nine Hundred Eighty-Five Thousand Dollars ($985,000.00).

         5.3 CHANGE OF CONTROL SEVERANCE BENEFIT. In the event that Executive's employment shall terminate following a Change of Control, which termination occurs after the first anniversary of this Agreement but before the Expiration Date, and under any circumstance other than as described in Section 6.2 or Executive's Death, FirstMerit shall cause the acquiror to pay to Executive in a lump sum in cash, within 25 days after the later of the date of such Change of Control or the Termination Date, an amount equal to 200% of Executive's "base amount" as determined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), less the aggregate present value of the payments or benefits, if any, in the nature of compensation for the benefit of Executive, arising under any plan or arrangement between FirstMerit and Executive, which constitute "parachute payments" under Section 280G of the Code.

         5.4 DISABILITY. Executive will be entitled to participate in FirstMerit's Long-Term Disability Plan applicable to executive level employees of FirstMerit, and in FirstMerit's Short-Term Illness Program, all in accordance with the provisions of such programs as may be amended from time to time.

         5.5 MISCELLANEOUS BENEFITS. Executive will be entitled to participate in such hospitalization, life insurance, and other employee benefit plans and programs, if any, as may be adopted by FirstMerit from time to time, in accordance with the provisions of such plans and programs and on the same basis as other full-time salaried employees of FirstMerit who participate in such employee benefit plans (except to the extent that the benefits provided under any of such plans or programs are expressly offset by any of the benefits provided under or pursuant to this Agreement).

         5.6 STOCK OPTIONS AND GRANTS. On the Commencement Date, FirstMerit will make an award to Executive under and pursuant to the terms of the FirstMerit 1997 Stock Plan, a copy of which has been provided to Executive, of non-qualified stock options ("NQSOs") for Twenty-two Thousand Five Hundred (22,500) shares of FirstMerit Corporation common stock. The award will be made pursuant to a Stock Option Agreement in the form and subject to the terms customarily used by FirstMerit, but the terms of which will include the following: the NQSOs will be issued at fair market value on the date of grant; will be exercisable with respect to 5,000 shares on and after the first anniversary of the Commencement Date, an additional 5,000 shares on and after the second anniversary of the Commencement Date, and an additional 12,500 shares on and after the Expiration Date. Notwithstanding the foregoing, all NQSOs under this grant shall vest and become immediately exercisable if Executive's employment is terminated for any reason other than any circumstance described in
Section 6.2. Once vested, the NQSOs will remain exercisable for a period ten
(10) years from the Commencement Date, notwithstanding that Executive's employment terminates for any reason prior to the end of such period.


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         5.7 INCOME TAX PREPARATION. For calendar years beginning with 1998,
FirstMerit will reimburse Executive for fees incurred in connection with personal income tax preparation in an amount not to exceed Seven Hundred Fifty Dollars ($750) per year.

         5.8 TAXES AND WITHHOLDING. Executive shall be responsible for paying all federal, state, municipal or local taxes payable by him with respect to any benefits provided under this Section 5, and FirstMerit will, when required by law or when otherwise appropriate or customary, withhold from the benefits or other compensation amounts sufficient to satisfy such taxes.

         5.9 EXECUTIVE PHYSICAL EXAMINATION. Approximately every two (2) years, Executive will undergo an executive physical examination by physicians (not including any physicians who have performed or are then performing medical services for Executive) of the Cleveland Clinic or comparable facility. The expenses of the physical examinations required under this Section (but not any treatment in connection therewith), which are not otherwise covered by FirstMerit-sponsored medical plans, will be borne by FirstMerit.

         5.10 VACATION. Executive shall be entitled to four (4) weeks paid vacation and ten (10) bank holidays per year.

         5.11 REIMBURSEMENTS. Executive shall be entitled to reimbursement privileges with respect to reasonable business expenses in accordance with FirstMerit's standard reimbursement policy for executive employees of FirstMerit.

         5.12 COUNTRY CLUB DUES; AUTOMOBILE. FirstMerit shall pay on a timely basis for the dues and reasonable expenses of Executive's membership and participation in the country clubs that the Executive is a member as of April 5, 1998. The amounts that FirstMerit shall pay pursuant to this Section 5.12 shall not substantially exceed the amounts that were paid for such benefits during the twelve month period ending March 31, 1998 by Security First Corp. FirstMerit agrees to buyout the lease for the automobile which as of April 5, 1998 is being utilized by Executive for business and transfer the ownership of such automobile to Executive.

         5.13 BOARD OF DIRECTORS. The Board of Directors will appoint Executive to the Board of Directors of FirstMerit, effective as of the Commencement Date. Once Executive has become a Director, FirstMerit will agree to nominate Executive at such times as necessary so that Executive remains a director of FirstMerit during his employment by FirstMerit. Executive agrees, if asked by the Board, to tender his resignation in the event he is no longer an employee for any reason. Nothing in this Section shall require FirstMerit or its Board to decline to nominate an existing Director at the expiration of such Director's term.



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6.       Termination
         -----------

         6.1      DEFINITIONS

                  (A) "CHANGE OF CONTROL" means a change in control of a nature that would be required to be reported by persons or entities subject to the reporting requirements of Section 14(a) of the Securities Exchange Act of 1934 in response to item 5(f) of Schedule 14A of Regulation 14(A) as in effect on the date hereof, or successor provisions thereto, provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any unaffiliated "person," "entity," or "group" (as defined in Rule 13(d)-3 issued under the Securities Exchange Act of 1934) directly or indirectly becomes the owner of securities of FirstMerit representing thirty percent (30%) or more of the combined voting power of FirstMerit's then outstanding securities or (ii) at any time during any period of two (2) consecutive calendar years individuals, who at the beginning of such period constitute the Board of Directors of FirstMerit, cease for any reason to constitute at least the majority of such Board unless the election, or the nomination for election, by FirstMerit's shareholders of each new director was approved by a vote of at least two-thirds of the directors still in office who were directors of FirstMerit at the beginning of such two
         (2)-year period.

                  (B) "TERMINATION DATE" means the date on which Executive's employment with FirstMerit terminates for any reason.

                  (C) "TERMINATION OF EMPLOYMENT FOR CAUSE" means the termination of Executive's employment by FirstMerit on account of (i) intentional misconduct and/or gross negligence by Executive that has a material adverse effect on FirstMerit, monetarily or otherwise, (ii) Executive's personal dishonesty, (iii) incompetence, (iv) breach of a fiduciary duty involving personal profit, (v) intentional failure to perform stated duties, (vi) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and- desist order, or (ii) material breach of any provision of this Agreement by Executive. No act by Executive shall be considered intentional unless Executive acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of FirstMerit. Notwithstanding the foregoing, there shall not be deemed to have been a Termination of Employment for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board stating that the Board believes the Executive has engaged in conduct described in the preceding sentence.

                  (D) "TERMINATION OF EMPLOYMENT FOR GOOD REASON" means the voluntary termination of Executive's employment by Executive for any of the following reasons: (i) Executive is required to move to a new principal work location that is more than 25 miles from Executive's work location while with his prior employer; (ii) Executive's duties under this Agreement are subject to a substantial reduction; (iii) the material breach of this Agreement by FirstMerit, but only if such breach is not corrected within 30-days after written notice to FirstMerit detailing the breach; (iv) there is a substantial reduction in the cash compensation, perquisites or vacation provided to Executive by FirstMerit; (v)

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         significant reduction in Executive's responsibilities and status within the FirstMerit organization, or a change in his title or office without prior written consent of Executive; or (vi) involuntary discontinuance of Executive's participation in any employee benefit plans maintained by FirstMerit unless such plans are discontinued by reason of law or loss of tax deductibility to FirstMerit with respect to contributions to such plans, or are discontinued as a matter of FirstMerit policy applied equally to all participants in such plans.

         6.2 TERMINATION OF EMPLOYMENT UPON RESIGNATION OR FOR CAUSE. If Executive's employment is terminated as a result of Executive's voluntary resignation (other than Termination of Employment for Good Reason) or Termination of Employment for Cause, Executive shall be entitled to receive only Executive's Base Salary to which he was entitled through the Termination Date, any unpaid bonus due with respect to the year prior to the year in which the termination occurred, and such other payments and benefits to which he is entitled under the terms of this Agreement and as may be available to him through FirstMerit's benefit plans and policies.

         6.3      TERMINATION UNDER OTHER CIRCUMSTANCES.

                  (A) If Executive's employment is terminated under circumstances other than as described in Section 6.2, and the Termination Date is prior to the Expiration Date, Executive's Base Salary and bonus as calculated through the Expiration Date shall be payable in a lump sum in cash within 25 days after the Termination Date, and all other benefits and entitlements described in Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.6 (including credit for Years of Service under the Pension Plan, 401(k) Plan and the Top Hat Plan) shall continue at FirstMerit's expense through the Expiration Date.

                  (B) If Executive's employment is terminated after the Expiration Date, Executive shall be entitled to receive his Base Salary and bonus to which he was entitled through the Termination Date and such other payments and benefits to which he is entitled under the terms of this Agreement and as may otherwise be available to him through FirstMerit's benefit plans and policies.

         6.4 EFFECT OF TERMINATION. Upon termination of Executive's employment, the obligations of each of the parties under this Agreement shall expire as of the Termination Date, including, without limitation, the obligations of FirstMerit to pay any compensation to Executive, except to the extent otherwise specifically provided in this Agreement. Notwithstanding the foregoing, the obligations contained in Section 7 of this Agreement and the provisions hereof relating to the obligations of FirstMerit described in the preceding sentence, shall survive the termination or expiration of this Agreement in accordance with the terms set forth therein.

7.       Confidentiality and Non-Compete
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         7.1 NON-DISCLOSURE. Executive expressly covenants and agrees that he will not reveal, divulge or make known to any person, firm, company or corporation any secret or confidential information of any nature concerning FirstMerit or its business, or anything connected therewith.

         7.2 RETURN OF MATERIALS. Executive agrees to deliver or return to FirstMerit upon termination or expiration of this Agreement or as soon thereafter as possible, all non-public information, whether written or stored in media used in computer systems or otherwise, and any other similar items furnished by FirstMerit or prepared by Executive in connection with his services hereunder. Executive will retain no copies thereof after termination of this Agreement or Executive's employment.

         7.3 NON-COMPETE. If Executive terminates his employment other than for Good Reason during the Term, or if FirstMerit terminates Executive's employment for Cause during the Term, then, until the first anniversary of the Termination Date, Executive shall not become associated, directly or indirectly, with any entity, whether as a shareholder (other than as a holder of not more than one percent (1%) of the outstanding voting shares of any publicly traded company), principal, partner, employee or consultant (such activities collectively referred to as an "Associate"), that is actively engaged in any business which is in competition with FirstMerit or any of its subsidiaries or affiliates in any geographic area in which FirstMerit or any of its subsidiaries or affiliates does business at the date of such termination.

         7.4 INJUNCTIVE RELIEF. Executive acknowledges that it is impossible to measure in money the damages that will accrue to FirstMerit by reason of Executive's failure to observe any of the obligations imposed on him by this
Section 7. Accordingly, if FirstMerit shall institute an action to enforce the provisions hereof, Executive hereby waives the claim or defense that an adequate remedy at law is available to FirstMerit, and Executive agrees not to urge in any such action the claim or defense that such remedy at law exists.

8.       Miscellaneous
         -------------

         8.1 ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their respective heirs, personal representatives, executors, administrators and successors.

         8.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the State of Ohio. In the event that any provision of this Agreement shall be held to be void or unenforceable by a court of competent jurisdiction, this Agreement shall not be rendered null and void thereby but shall be construed and enforced as if such void or unenforceable provision were not originally a part of this Agreement. The parties agree to the sole jurisdiction and venue of the Common Pleas Court in Summit County, Ohio, for any disputes arising hereunder.

         8.3 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties concerning the employment of Executive by FirstMerit, and any oral or written statements, representations, agreements or understandings made or entered into prior to or contemporaneously

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with the execution of this Agreement, are hereby rescinded, revoked and rendered null and void by the parties.

         8.4 ATTORNEYS' FEES. In the event that a dispute should arise between the parties regarding the performance, interpretation or enforcement of this Agreement, the prevailing party in such dispute, in addition to the other remedies to which it is entitled, shall also be entitled to receive court costs and reasonable attorneys' fees.

         8.5 NO MITIGATION. Executive shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement income after the Termination Date, or otherwise.

         8.6 HEADINGS. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year above first written.

                                           FIRSTMERIT CORPORATION


                                           By:
                                              ----------------------------------
                                                John R. Cochran, Chairman and
                                                Chief Executive Officer



                                           -------------------------------------
                                                Charles F. Valentine





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